MIDWESTONE FINANCIAL GROUP, INC.
2023 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD AGREEMENT

The Participant specified below is hereby granted a performance-based restricted stock unit award (the “Award”) by MidWestOne Financial Group, Inc., an Iowa corporation (the “Company”), under the MidWestOne Financial Group, Inc. 2023 Equity Incentive Plan (the “Plan”). The Award shall be subject to the terms of the Plan and the terms set forth in this Performance-Based Restricted Stock Unit Award Agreement (“Award Agreement”).
Section 1.Award. The Company hereby grants to the Participant the Award of restricted stock units (each such unit, an “RSU”), where each RSU represents the right of the Participant to receive one Share in the future upon the conclusion of the Performance Period specified below, subject to the terms of this Award Agreement and the Plan.
Section 2.Terms of Restricted Stock Unit Award. The following words and phrases relating to the Award shall have the following meanings:
(a)The “Participant” is ________________________________.
(b)The “Grant Date” is ________________________________.
(c)The amount of the Award is $_______________. Based on a per Share closing price of $____________ on the Grant Date, the target number of “RSUs” is _______________.
(d)The “Performance Period” is the three (3) calendar year period beginning on January 1 of the calendar year including the Grant Date and ending on December 31 of the second calendar year following the calendar year including the Grant Date.
Except for words and phrases otherwise defined in this Award Agreement, any capitalized word or phrase in this Award Agreement shall have the meaning ascribed to it in the Plan.
Section 3.Performance Measurement.
(a)The RSUs are subject to forfeiture until they vest. The Committee shall establish one or more performance goals for the Performance Period, which may consist of business criteria or other metrics at the discretion of the Committee (the “Performance Goals”). The Performance Goals are set forth on Exhibit A hereto. Except as otherwise provided herein, the RSUs will vest and become nonforfeitable on the third (3rd) anniversary of the Grant Date (the “Vesting Date”), subject to the achievement of the minimum threshold Performance Goals for payout and the Participant’s continuous service with the Company through the Vesting Date. Upon the conclusion of the Performance Period, the Committee shall have the sole discretion to determine the level of achievement of the Performance Goals and, in accordance with Exhibit A, the number of RSUs, if any, that vest and shall be settled pursuant to Section 4 below. For purposes of this Agreement, to the extent that an established Performance Goal is reported in the Company’s Form 10-Ks and Form 10-Qs, attainment of any such Performance Goal will be based on the Company’s reporting with respect to such Performance Goal in the Company’s Form 10-Ks and Form 10-Qs as filed with the Securities and Exchange Commission with such adjustments as are recommended by management and approved by the Committee for items that are infrequent in occurrence and/or unusual in nature and consistent with similar adjustments made for purposes of annual bonus compensation.

(b)Notwithstanding any provision of this Award Agreement to the contrary, if the Participant incurs a Termination of Service due to the Participant’s Disability or the Participant’s death, the RSUs shall become fully vested immediately upon such Termination of Service at the target level of performance.
(c)Upon a Change in Control, the Award shall be treated in accordance with Section 4.1 of the Plan.
(d)Notwithstanding any provision of this Award Agreement to the contrary, if the Participant’s Termination of Service is due to retirement, the RSUs shall not be forfeited as a result of such retirement and shall remain eligible to vest upon the conclusion of the Performance Period as provided in Section 3(a), provided that the Participant does not work for or provide services to any entity considered to be a competitor of the Company during any remaining portion of the Performance Period. The number of RSUs that shall remain eligible to vest upon the conclusion of the Performance Period shall be determined by multiplying the number of RSUs that would have vested but for the retirement by a fraction the numerator of which is the number of days the Participant was employed during the Performance Period and the denominator of which is the total number of days in the Performance Period. For purposes of this Award Agreement, the Committee in its sole discretion shall determine (1) whether the Participant’s Termination of Service is due to “retirement,” and (2) whether the Participant is working for or providing services to a competitor of the Company.
(e)Except as set forth in Section 3(b), Section 3(c) or Section 3(d) above, if the Participant’s Termination of Service occurs prior to the conclusion of the Performance Period, the Participant shall forfeit all right, title and interest in and to the RSUs as of such Termination of Service.
Section 4.Settlement of RSUs. Delivery of Shares or other amounts under this Award Agreement and the Plan shall be subject to the following:
(a)Delivery of Shares. The Company shall deliver to the Participant one Share free and clear of any restrictions in settlement of each of the vested and unrestricted RSUs, as determined in accordance with Section 3 above, within 30 days following the Vesting Date (or the date on which the Award otherwise vests under Section 3(b), Section 3(c) or Section 3(d) above). Notwithstanding the foregoing, if the 30-day settlement period following the end of the Vesting Date extends over two calendar years, settlement will occur no later than the end of the calendar year in which the Vesting Date occurs.
(b)No Fractional Shares. Notwithstanding Section 4(a) above, the Company shall not issue a fractional Share in settlement of any RSUs. Instead, the Company shall deliver cash for the current Fair Market Value of the fractional Share, in accordance with settlement timing under Section 4(a) above. The current Fair Market Value of a fractional Share shall be determined to the nearest 1/1000th of a Share in an administratively practicable manner following the Vesting Date of the Award (or the date on which the Award otherwise vests under Section 3(b), Section 3(c) or Section 3(d) above) and shall be rounded to the nearest whole cent.
(c)Compliance with Applicable Laws. Notwithstanding any other term of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.
(d)Certificates Not Required. To the extent that this Award Agreement and the Plan provide for the issuance of Shares, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
Section 5.Withholding. All deliveries of Shares pursuant to the Award shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs and Designated Beneficiaries (as defined below)) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any Shares in connection with the Award. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant, (b) through the surrender of Shares that the Participant already owns, (c) by withholding from wages or other amounts otherwise payable to the Participant or (d) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (d) may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction, or such lesser amount as may be established by the Company.
Section 6.Non-Transferability of Award. The Award, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, the Award shall not be assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge, hypothecation or other disposition of the Award contrary to the provisions hereof, or the levy of any attachment or similar process upon the Award, shall be null and void and without effect.
Section 7.Dividend Equivalents. The Participant shall not be entitled to receive a payment equal in value to any dividends and distributions paid with respect to the RSUs during the Restricted Period or prior to settlement of the RSUs pursuant to Section 4(a) above.
Section 8.No Rights as Shareholder. The Participant shall not have any rights of a Shareholder with respect to the RSUs, including but not limited to, voting rights, prior to the settlement of the RSUs pursuant to Section 4(a) above.
Section 9.Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business. If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed at the time of the Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require. The Participant’s designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.
Section 10.Administration. The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.
Section 11.Plan Governs. Notwithstanding any provision of this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, which is incorporated herein by reference, a copy of which may be obtained by the Participant from the office of the Corporate Secretary of the Company. This Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time. Notwithstanding any provision of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Award Agreement, the corporate records of the Company shall control.
Section 12.Not an Employment Contract. Neither the Award nor this Award Agreement shall confer on the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.
Section 13.Amendment. Without limitation of Section 16 and Section 17 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.
Section 14.Governing Law. This Award Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to principles of conflict of laws, except as superseded by applicable federal law.
Section 15.Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.
Section 16.Section 409A Amendment. The Award is intended to be exempt from, or otherwise is compliant with, Code Section 409A and this Award Agreement shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee.
Section 17.Clawback. As set forth in this Section 17, the Award and any Shares or other payment issued in settlement of the Award, or any portion thereof as may be determined in the sole discretion of the Committee, are subject to cancellation, rescission, payback, recoupment or other similar action (“Clawback”) upon the occurrence of any Clawback Event (as defined below). Any Clawback under this Section 17 shall be increased by the Company’s costs incurred, including reasonable attorneys’ fees, in pursuing or securing such cancellation, rescission, payback, recoupment or other similar action. For purposes of this Award Agreement, a “Clawback Event” includes the occurrence of any of the following:
(a)If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under securities law, then the Company shall be entitled to Clawback from the Participant any Award granted, or Shares or other payment issued in settlement of the Award, during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare such accounting restatement.
(b)If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under securities law as a result of misconduct by the Participant, then the Company shall be entitled to Clawback from the Participant any Award granted, or Shares or other payment issued in settlement of the Award, during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare such accounting restatement, and the Participant will be required to repay any profits received by the Participant from the sale of any Company securities during the twelve (12) months after the inaccurate or erroneous financial information was initially reported.
(c)If the Participant’s employment with the Company or any Subsidiary thereof is subject to a termination for Cause, and the event or events giving rise to such termination for Cause are determined by the Committee in its reasonable discretion to be materially injurious to the reputation of the Company or any Subsidiary, then the Company shall be entitled to Clawback from the Participant any Award granted, or Shares or other payment issued in settlement of the Award, during the three (3) completed fiscal years immediately preceding the date on which the Participant is notified in writing by the Company (or any of its Subsidiaries) that the Participant’s employment will be terminated for Cause.

(d)For the avoidance of doubt, the Participant acknowledges and agrees that each of the Clawbacks and Clawback Events described in paragraphs (a) through (c) above may be applied independently or collectively, as determined in the Committee’s sole discretion, to the same, or similar, facts, circumstances, and events giving rise to such Clawback. Further, notwithstanding anything to the contrary in this Section 17, if a statutorily mandated Clawback would require or permit a more extensive recapture by the Company, then such statutorily mandated Clawback shall apply.
Section 18.Non-Solicitation. As an essential ingredient of and in consideration of this Award and the Award Agreement, the Participant shall not, during the Participant’s employment with the Company and its Subsidiaries and for a period of twelve (12) months immediately following the termination of the Participant’s employment for any reason, directly or indirectly do any of the following:
(a)either for the Participant or any Financial Institution: (1) induce or attempt to induce any employee of the Company or any Subsidiary with whom the Participant had significant contact to leave the employ of the Company or the Subsidiary; or (2) in any way interfere with the relationship between the Company or a Subsidiary and any employee of the Company or a Subsidiary with whom the Participant had significant contact; or
(b)either for the Participant or any Financial Institution: (1) solicit the business of any person or entity known to the Participant to be a customer of the Company or a Subsidiary, where the Participant had significant contact with such person or entity during the Participant’s employment with respect to the products, activities, or services provided by the Company or any Subsidiary to such person or entity; (2) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or a Subsidiary with whom the Participant had significant contact during the Participant’s employment to cease doing business with the Company or any Subsidiary; or (3) interfere in any way with the relationship between the Company or a Subsidiary and its respective customers, suppliers, licensees or business relations with whom the Participant had significant contact during the Participant’s employment.
(c)For the purpose of the Award Agreement, “Financial Institution” means any person, firm, partnership, corporation, trust, or other entity that owns, operates or is in the process of forming (1) a bank, savings bank, savings and loan association, credit union or other similar financial institution, (2) an independent licensed mortgage banking entity, independent licensed mortgage brokerage entity, or (3) any other entity of any kind that engages in residential first or second lien mortgage banking activities, including but not limited to loan origination or sales, warehouse lending to mortgage banking entities, or loan servicing.
Section 19.Electronic Delivery and Acceptance. The Company may, in its sole discretion, elect to deliver this Award Agreement and any documents related to participation in the Plan, or to request the Participant to acknowledge participation in the Plan or otherwise execute documents required by the Company in connection with the Plan, by electronic means, and may elect to require the Participant to acknowledge acceptance of the Award (including the terms set forth in this Award Agreement and the Plan) by means of an electronic signature or other assent mechanism delivered via an electronic system. The Participant acknowledges and agrees that the granting of this Award, and the Participant’s right, if any, to receipt of a benefit or payment pursuant to this Award, is conditioned upon Participant’s acknowledgement and acceptance of the terms and conditions set forth in this Award Agreement and the Plan.
Section 20.Representations by the Participant. The Participant acknowledges and agrees that:
(a)the Participant has been and hereby is advised in writing to consult with an attorney prior to executing the Award Agreement; and,
(b)the Participant was given at least fourteen (14) days to consider whether to execute the Award Agreement, although Participant may execute it sooner if desired.
*    *    *    *    *

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of the Plan and this Award Agreement, all as of the Grant Date. As described in Section 19 above, all acknowledgements and consents hereunder may be required, at the Company’s election, to be delivered via an electronic system.

MIDWESTONE FINANICAL GROUP, INC.
By:

Print Name:	Charles N. Reeves

Title:	Chief Executive Officer

PARTICIPANT

Print Name:

Exhibit A
Performance-Based Restricted Stock Unit
Performance Goals
Performance Goal: 3-Year Cumulative Core Diluted Earnings Per Share (“EPS”)
Weighting of Performance Goal: 50%

Performance Level/Goal	3-Year Cumulative Core Diluted EPS	Payout (% of Target RSUs)
Threshold		50%
Target		100%
Maximum		150%

Performance Goal: 3-Year Average Return on Average Tangible Common Equity (“ROATCE”)
Weighting of Performance Goal: 50%

Performance Level/Goal	3-Year Core ROATCE	Payout (% of Target RSUs)
Threshold		50%
Target		100%
Maximum		150%

*Achievement of each Performance Goal to be determined by straight-line interpolation for actual performance falling between threshold and target or target and maximum levels. If achievement with respect to a particular Performance Goal does not reach threshold level, then no portion of the Award will vest with respect to such Performance Goal.